Exhibit 99.1

PGT Innovations Announces Sale of Door Glass Processing Assets

and Long-Term Supply Agreement

with Cardinal Glass Industries

N. VENICE, FL – September 22, 2017 – PGT Innovations, Inc. (NYSE: PGTI), the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors announced today that it has sold to Cardinal Glass Industries assets that PGT has used in processing glass components for doors for a purchase price of $28 million, and entered into a seven-year supply agreement for Cardinal to supply those components to PGTI. Cardinal has been a key supplier for PGTI for many years and is an industry-leading manufacturer of residential glass for windows and doors, employing over 6,000 employees with 37 locations around the United States, including one in Ocala, Florida.

“This is a significant, win-win opportunity for PGTI and Cardinal. This enhanced partnership is a strong strategic fit, leveraging the two companies’ respective strengths,” stated Jeff Jackson, President of PGT Innovations.“We invested in glass processing capacity in 2014,a time when no other company in our industry was investing in those assets, and that investment has paid off with the sale of these assets, generating a 37 percent annualized return for our shareholders on the investment.”

Jackson continues, “Cardinal has been a loyal, long-term partner for us with a consistent track record of reliably delivering high-quality products. Better leveraging their industry-leading capabilities is a sound business decision as we prepare to meet the increasing demand for impact-resistant products expected in 2018 and beyond. This new agreement allows us to heighten our focus in our core areas of window and door manufacturing, where we excel, and enables us to pay down debt by the amount of the purchase price, less taxes, and removes some of our future capital requirements and equipment maintenance costs. In addition, based upon pricing agreed upon in this supply arrangement, we expect there will be no unfavorable impact to our EBITDA margins.”

PGTI will retain and continue to use certain strategic assets such as its window glass processing equipment, its state of the art TPS system and all production facilities, including the glass plant where the equipment sold to Cardinal has been located, which will allow the Company to expand its window and door assembly operations to meet increasing demand. In addition, the Company plans to reallocate approximately 160 employees into its window and door assembly operations and other areas, which should help the Company alleviate employment constraints it has experienced periodically due to a tight labor market in the Venice area.

“We are excited about expanding our partnership with PGT Innovations, and the opportunities we will have supplying PGT with their door glass requirements,” stated Mike Wothe, President of Cardinal LG Company.” This relationship has been developing over the past 12 years and represents a powerful opportunity for Cardinal to significantly expand our presence in Florida, one of the fastest growing markets in the nation. We look forward to our collective growth opportunities and being part of PGTI’s continued success.”

###

About PGT Innovations

PGT Innovations, headquartered in North Venice, Florida, with approximately 2800 employees statewide, creates value through deep customer relationships, understanding the unstated needs of an industry, a drive to create the strongest, safest products on the market, and a commitment to always moving forward. The Company’s trusted brands include CGI®, PGT® Custom Windows & Doors, and WinDoor®. PGT Innovations is the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary market, and is part of the S&P SmallCap 400 Index. For additional information, visit www.pgtinnovations.com.

Media Relations Contact:	Investor Relations Contact:
PGT Innovations	PGT Innovations
Danielle Mikesell	Brad West
Vice President, Marketing & Innovation	Chief Financial Officer
Office: 941-480-1600	Office: 941-480-1600
DMikesell@PGTInnovations.com	BWest@PGTInnovations.com

Safe Harbor” Statement under the Private Securities Litigation Reform Act

Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe”, “expect”, “anticipate”, “will”, and similar terminology. These risks and uncertainties include, but are not limited to, factors such as:

•	The impact of Hurricane Irma on PGTI’s business, including the amount of its sales and profitability;

•	The economy in the United States generally and in Florida, in particular, where the substantial portion of our sales are generated, and the impact that Hurricane Irma has had and may continue to have on that economy

•	Raw material prices, especially aluminum and vinyl

•	Transportation costs

•	Our level of indebtedness

•	Our dependence on our impact-resistant product lines

•	Our ability to successfully integrate acquisitions, such as our acquisition of WinDoor®, Inc.

•	Product liability and warranty claims

•	Federal and state regulations,

•	Our dependence on our manufacturing facilities; and

•	Other risks discussed in our Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 2, 2016 and our subsequently filed quarterly reports on Form 10-Q, which are available from the SEC.

Statements in this release that are “forward-looking” include without limitation statements regarding: the level of demand expected for the Company’s products in 2018 and beyond; the benefits that the transactions described herein are expected to have on the Company and its core areas of window and door manufacturing; the Company’s expectations regarding the impact of those transactions on its future capital expenditures, maintenance costs, EBITDA margins and other financial performance metrics; the amount of debt the Company anticipates it will be able to pay down as a result of consummating the transactions; and expectations regarding mitigating the challenges posed by a tight labor market in the Venice area. You should not place undue reliance on forward looking statements, which speak only as of the date they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.